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Exhibit 10.42

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is made and effective as of the 1st day of February, 2003, by and between Park Place Entertainment Corporation (the "Company"), and Bernard E. DeLury, Jr. ("Executive").

        In consideration of the premises and of the covenants and agreements herein contained, the parties agree as follows:

        1.    Employment.

        A.    The Employment Agreement between the parties dated August 8, 2002 ("the Prior Agreement") shall terminate effective as of the date hereof, and shall be of no further force and effect.

        B.    The Company hereby agrees to employ Executive in the capacity of Senior Vice President, Secretary and General Counsel, or such other capacity or capacities of similar status and responsibility (including regional senior vice president) as the Company shall determine, and Executive hereby accepts such employment, all upon and subject to the terms and conditions herein set forth.

        C.    During the term of his employment hereunder Executive shall devote his best efforts to such employment and perform such duties as are reasonably assigned or delegated to him by the Company, consistent with his position and capacities hereunder and such other related positions(s) and capacity or capacities as the Company shall from time to time determine. While it is understood and agreed that Executive's job capacities may change at the Company's discretion during the Term (hereafter defined) of this Agreement, his general level of responsibility shall not be substantially reduced at any time. Furthermore, Executive agrees that the Company may direct him to perform some or all of his duties hereunder for the benefit of subsidiaries and affiliates of the Company. Executive shall devote his entire working time and attention to the business and related interests of, and shall be loyal to, the Company and its subsidiaries and affiliates, and Executive agrees to render services hereunder on behalf of the Company and/or on behalf of such subsidiaries and affiliates.

        D.    Except for the inherent travel requirements of his position, Executive shall not be required to perform his duties outside of Atlantic City, New Jersey or to relocate his present residence.

        E.    During the term of his employment hereunder Executive shall not;

          (1)  Render services of a business, professional or commercial nature to any person or entity, directly or indirectly, whether for compensation or otherwise, except that this prohibition shall not be construed to prevent Executive from investing his assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made and which are not in violation of subparagraph (2) immediately below, or from engaging in charitable or civic activities so long as such activities do not interfere with the performance of his duties hereunder.

          (2)  Engage in any activity competitive with or adverse to the welfare of business or related interests of the Company or any of its subsidiaries or affiliates, whether alone, as a partner, officer, director, employee or shareholder of any other corporation or other entity, or otherwise, directly or indirectly, except that the ownership of not more than one percent of the stock of any one or more publicly traded corporations shall not be deemed a violation of this subparagraph (2);

          (3)  Be engaged by any person or entity which conducts business with or acts as a consultant or advisor to the Company or any of its subsidiaries or affiliates, whether alone, as a partner, officer, director, employee or shareholder of any other corporation or entity, or otherwise, directly or indirectly, except that ownership of not more than one percent of the stock of any one or more publicly traded corporations shall not be deemed a violation of this subparagraph (3).

        2.    Term.

        The term of this Agreement (the "Term") shall begin on the effective date stated above and shall continue until January 31, 2006. The Term shall automatically renew beginning February 1, 2006 for successive periods of one year unless the Company or the Executive gives written notice to the other at least six months prior to the end of the then applicable term, that the Agreement shall not be further extended. Otherwise, this Agreement may be terminated as specifically provided below.

        3.    Compensation.

        A.    In consideration of the services to be rendered by Executive hereunder, the Company agrees to pay or cause to be paid to Executive, and Executive agrees to accept, the sum of $375,000 (the "Base Salary") for the initial full calendar year following the effective date of this Agreement, which shall be paid in accordance with the regular payroll practices of the Company. During the Term, the Base Salary shall be reviewed for possible increase annually in accordance with the Company's then applicable merit policies, although any determination to increase the Base Salary shall be within the Company's sole discretion. Employee acknowledges that ten percent of the Base Salary is being paid in consideration for the covenants contained in Paragraph 6 hereof.

        B.    In addition to Base Salary, the Executive shall be entitled to participate in the Company's annual incentive plan for executive personnel. Pursuant thereto, Executive shall be eligible to receive a bonus (the "Annual Bonus") in the sole discretion of the Company based upon Executive's performance and the financial performance of the Company and its parent company and affiliates. The target rate and bonus shall be 75% of Base Salary. Provided Executive's employment has not been terminated pursuant to Paragraph 8 of this Agreement, in the event the event Executive's employment is not continued after January 31, 2006, and a bonus has not yet been paid for the last year of his employment, then Executive shall be eligible for bonus compensation, when such payments are made or other officers of similar status. The amount of any such bonus shall be determined by either (i) the average of the last three annual bonus payments or, (ii) the last annual bonus payment, whichever is greater, pro-rated for the number of months worked by Executive in such calendar year.

        C.    In addition to Base Salary and Annual Bonus, the Executive shall be entitled to participate in the Company's stock option grants, stock retention unit grants and other long-term incentive plans as in effect from time to time in accordance with the terms of such Plans. The provisions of such plans shall govern all grants under such plans.

        D.    Upon execution of this Agreement, Executive shall be paid a one-time signing bonus of $25,000.

        4.    Vacation and Other Benefits.

        Executive shall be entitled to reasonable paid vacation annually, as well as other employment benefits, including death and retirement plans, and group insurance programs for medical, hospitalization, life, and long term disability, and the like, afforded in general to senior executives of the Company of comparable status and tenure, and consistent with the Company's policies for executive employment benefits. The Company may, in its sole discretion, change such benefits policies from time to time.

        5.    Expenses.

        The Company shall pay or cause to be paid all reasonable expenses incurred by Executive in the performance of his responsibilities and duties for the Company hereunder, as well those reasonably incurred in the promotion of the Company's business, including but not limited to the costs of licensing or qualification as may be required by any gaming jurisdiction. Executive shall submit to the Company periodic statements of all expenses so incurred in accordance with the Company's policy. Subject to such audits as the Company may deem appropriate, the Company shall, promptly and in the ordinary course, reimburse Executive the full amount of any such expenses advanced by Executive.

        6.    Covenants; Confidential Information.

        A.    Executive agrees that, for the applicable period specified below, he shall not, directly or indirectly, do any of the following:

          (1)  Own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as a consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business that is competitive with any business or enterprise in which the Company is engaged during the Term or at the time Executive's employment ceases including, without limitation, any gaming venture, Indian gaming, river boat gaming or otherwise within any country or any state (or any metropolitan area involving multiple jurisdictions) in which there is located any gaming facility owned, managed or under development to be owned or managed by the Company, determined as of the date Executive ceases to be employed hereunder;

          (2)  Solicit or induce any person who is an employee, officer, consultant or agent of the Company or of any subsidiary or affiliate of the Company, to terminate such relationship;

          (3)  Employ, assist in employing, or otherwise be associated in business with any present or former employee or officer of the Company or of any subsidiary or affiliate of the Company, including without limitation those who commence such positions with the Company or any such subsidiary or affiliate, after the effective date hereof; or

          (4)  Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, the customer lists, proprietary and confidential inventions, ideas, discoveries, marketing methods, product research or other data or any other methodologies of the Company (collectively, "Confidential Information"), it being acknowledged by Executive that all such Confidential Information compiled or obtained by, or furnished to, Executive while he is or was employed by or associated with the Company, is confidential and proprietary information which is the exclusive property of the Company.

        B.    The provisions of subparagraphs 6A(1) through 6A(4) hereof shall be operative throughout the Term and for so long as Executive is receiving compensation (other than benefit continuation) from the Company thereafter, except as provided in the following sentences. In the event that Executive is terminated pursuant to paragraph 8 hereof for Cause, the provisions of subparagraphs 6A(1), 6A(2) and 6A(3) shall be operative during the Term and for a period of one year thereafter. In the event that Executive is terminated pursuant to paragraph 8 hereof without Cause, the provisions of subparagraph 6A(1) shall be operative for a period of six months after termination of employment and the provisions of subparagraphs 6A(2) and 6A(3) shall be operative for a period of 12 months after the termination of employment. All obligations created by the terms of subparagraph 6A(4) are of a continuing nature and shall remain in effect at all times during Executive's period of employment hereunder and for a period of five years thereafter; provided that if at any time following the termination of this Agreement any Confidential Information shall become part of the public domain through no fault of Executive, then the restrictions and limitations of subparagraph 6A(4) shall not apply to such particular information.

        C.    The Executive acknowledges and agrees that the restrictions contained in this paragraph are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach any of those provisions. Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult Executive's own legal counsel in respect of this Agreement, and (ii) that the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive's counsel. The Executive further acknowledges and agrees that a breach of any of the restrictions in this paragraph cannot be adequately compensated by monetary damages.

        D.    The Company agrees to give the Executive written notice of any action taken by the Executive that it believes in good faith to constitute a violation of the Executive's undertakings under Paragraph 6 and to give the Executive at least 10 days thereafter to cease any such action which, if he complies with such request, will preclude any further action or any recovery by the Company. In the event that the Executive fails to do so, the Executive agrees that the Executive's right to any payment pursuant to Paragraph 8 shall be forfeited (but only to the extent of those portions not previously received) and the Executive's right to exercise any and all stock options shall cease. In addition, in the case of any violation of the provisions of this paragraph 6, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as provable damages and an equitable accounting of all earnings, profits and other benefits arising from any violation of this paragraph (with appropriate credit for the amounts forfeited by the Executive and the non-exercisability of the stock options), which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

        E.    In the event that any of the provisions of this Paragraph 6 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law. The Executive irrevocably and unconditionally (x) agrees that any suit, action or other legal proceeding arising out of this Paragraph, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought (without posting a bond) in the United States District Court for the District of New Jersey, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in New Jersey, (y) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (z) waives any objection which the Executive may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Paragraph 12 hereof.

        F.    For purposes of this Paragraph 6, the term "Company" shall be deemed to mean the Company and/or any of its subsidiaries or affiliates, together with their respective successors or assigns.

        7.    Illness, Incapacity or Death During Employment.

        A.    If Executive is unable to perform services hereunder by reason of illness or incapacity resulting in a failure to discharge his duties under this Agreement for six or more consecutive months, then upon 30 days notice, the Company may terminate the employment of Executive and the Term under this Agreement, and upon such termination Executive shall be paid (i) his Base Salary on a pro-rata basis to the date of termination through the 30-day period; (ii) an amount equal to his prior year's Annual Bonus on a pro-rata basis to the date of termination through the 30-day notice period; (iii) reimbursement of all expenses reasonably incurred by Executive in performing his responsibilities and duties for the Company prior to and including such date; and (iv) applicable insurance and other group benefits proceeds. In the event of termination pursuant to this paragraph 7(A),

          (1)  Executive shall have the right to the assignment of any and all of the Company group insurance policies or health protection plans if and to the extent that such policies and plans permit assignment out of the group to the individual Executive, and

          (2)  Executive shall be entitled to a salary continuation benefit equal to 60% of his Base Salary, reduced by the value of any salary continuation received (whether in lump sum or periodically) under the Company's Long Term Disability Plan or any other applicable insurance or other group benefits provided by the Company. This salary continuation benefit shall be payable for the same period as benefits would be provided to a similarly situated senior officer of the Company under the Plan.

        B.    In the event of Executive's death, this Agreement shall automatically terminate; provided that the Company shall pay to the Executive's estate (i) his Base Salary on a pro-rata basis to the date of death; (ii) an amount equal to the lesser of his prior year's Annual Bonus or the current year's target bonus at the then applicable rate of achievement on a pro-rata basis to the date of death; (iii) reimbursement of all expenses reasonably incurred by Executive in performing his responsibilities and duties for the Company prior to and including such date; and (iii) applicable insurance and other group benefits proceeds.

        8.    Termination for Cause or without Cause.

        A.    The employment of Executive under this Agreement, and the Term hereof, may be terminated by the Company for Cause at any time. If the Company properly terminates Executive's employment hereunder for Cause, it shall be without liability to Executive except for all amounts and benefits accrued and due but not paid to the date of such termination. For all purposes of this Agreement, the term "Cause" means:

          (1)  Executive's fraud, dishonesty, willful misconduct or gross or persistent negligence in the performance of his duties hereunder, including willful failure to perform such duties as may properly be assigned him hereunder;

          (2)  Executive's material breach of any provision of this Agreement; or

          (3)  Executive's failure to qualify (or, having so qualified, being thereafter disqualified or suspended) under any suitability or licensing requirement to which Executive may be subject by reason of his position with the Company or any of its affiliates or subsidiaries, under the laws of any applicable gaming regulatory body, except that any such failure to qualify or disqualification or suspension resulting from Executive's corporate conduct, rather than individual conduct, shall not constitute "Cause" hereunder.

        B.    Any termination for Cause shall not be in limitation of any other right or remedy the Company may have under law, pursuant to this Agreement or otherwise.

        C.    In the event that the Company exercises its right to terminate this Agreement for Cause, Executive shall have the right to challenge such action by seeking arbitration in the manner provided in Paragraph 9.

        D.    The employment of Executive under this Agreement may be terminated without Cause at any time upon written notice to Executive. (A non-renewal of the Term shall not be treated as a Termination without Cause.) In such case the Company shall have no liability arising out of such termination except that Executive shall be paid (a) the Base Salary for the balance of the Term or for a period of twelve months, whichever is greater, paid in accordance with the regular payroll practices of the Company, plus (b) a lump sum amount equal to the greater of the average of the Annual Bonuses, if any, paid to the Executive for the three prior years or the amount of the Annual Bonus, if any, paid for the prior year. If any Annual Bonus was pro-rated, then, for purposes of this subsection, such bonus will be calculated on a full year basis.

        E.    Fifty percent of amounts paid after termination hereunder shall be consideration for the Executive's undertaking not to breach the terms of the covenants contained in Paragraph 6 hereof. The Company shall also pay to the Executive, in a lump sum in cash within ten (10) days after the date of termination, the Executive's accrued but unpaid cash compensation (the "Accrued Obligations"), which shall include but not be limited to: (1) any portion of the Executive's Annual Base Salary through the date of termination that has not yet been paid and an amount representing the Annual Bonus for the year of termination determined at the target rate under the Company's then applicable incentive bonus plan, and multiplying that amount by a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 (the "Annual Bonus Amount"); (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereof) that has not yet been paid; (3) any earned but unpaid vacation pay; and (4) similar unpaid items that have accrued or to which the Executive has become entitled as of the date of termination, including declared but unpaid bonuses and unreimbursed employee business expenses, and provided further that the Company's obligation to make any payments under this Paragraph 8, to the extent that any such payment shall not have accrued as of the day before the date of termination shall also be conditioned upon the Executive's execution, and non-revocation, of a written release, substantially in the form attached hereto as Annex 1 (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive's employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued or become entitled to a benefit), or the termination thereof.

        F.    In the event of a Change of Control (as defined below), and the successor in control, without cause, terminates this Employment Agreement, Executive shall be paid in lump sum twenty four months of Base Salary or an amount equal to his Base Salary for the balance of the term of this Agreement, whichever is greater, and the greater of the (i) average of the bonuses, if any, paid to Executive by the Company for the three prior years or (ii) bonus, if any, for the prior year. If the successor in control changes Executive's title or substantially changes his duties or functions from those which he previously performed hereunder, as particularly described herein, the successor in control shall be deemed to have constructively terminated Executive's services without cause.

          A "Change in Control" shall mean:

            (i)  An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") (a "Control Purchase"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) of this definition, or (5) any acquisition by Barron Hilton or the Conrad N. Hilton Fund; or

          (ii)  A change in the composition of the Board such that the individuals who, as of the effective date of this Agreement, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the effective date of this Agreement, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

          (iii)  The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

          (iv)  The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

        As used in this Paragraph 8 with respect to a Change in Control, Company shall include the corporate parent of the Company.

        If it shall be determined that any payment or distribution to or for the benefit of Executive pursuant to this Paragraph 8 ("Severance Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax"), then Executive shall be entitled to receive from the Company an additional payment (the "Excise Tax Gross-Up Payment") in an amount such that the net amount retained by Executive, after the calculation and deduction of any Excise Tax on the Severance Payments and any federal, state and local income taxes and Excise Tax on the Excise Tax Gross up Payment provided for in this Section, shall be equal to the Severance Payments. In determining this amount, the amount of the Excise Tax Gross Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross Up Payment attributable to state and local income taxes. Finally, the Excise Tax Gross Up Payment shall be reduced by income or excise tax withholding payments made by the Company to any federal, state or local taxing authority with respect to the Excise Tax Gross Up Payment that was not deducted from compensation payable to Executive.

        9.    Arbitration.

        The Company and the Executive mutually consent to the resolution by arbitration by a panel of three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, to be held in Atlantic County, New Jersey, of all claims or controversies arising out of the Executive's employment (or its termination) that the Company may have against the Executive or that the Executive may have against the Company or against its officers, directors, shareholders, employees or agents in their capacity as such other than a claim which is primarily for an injunction or other equitable relief. Each of the Company and the Executive shall choose one arbitrator and the arbitrators shall jointly choose a third. The Company shall pay the fees and costs of the arbitrator and all other costs in connection with any arbitration, including reasonable legal fees and expenses, unless the arbitrator shall determine that such claim or controversy was without reasonable basis or that payment such legal fees and expenses would otherwise be unfair to the Company.

        10.  Severable Provisions.

        The provisions of this Agreement are severable, and if any one or more provisions hereof may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable, shall nevertheless be binding and enforceable.

        11.  Binding Agreement.

        The rights and obligations of the Company and Executive under this Agreement shall be binding upon and inure to the benefit of, and be enforceable by and against, the parties hereto and their respective heirs, personal representations, and successors and assigns.

        12.  Notices.

        Any notice, request, demand, waiver, consent, approval or other communication (a "Notice") which is required or permitted hereunder shall be in writing as referenced below. All Notices may be delivered by telecopier or similar device, with a true copy thereof sent the same day by Federal Express, DHL Courier, or other similar overnight delivery service providing receipt against delivery, and shall be deemed given or made upon receipt thereof. All Notices are to be given or made to the parties at the following addresses (or to such other address as any party may designate by a Notice given in accordance with the provisions of this Section 12):

If to the Company:	Park Place Entertainment Corporation 3930 Howard Hughes Parkway Las Vegas, NV 89109 Attention: President
If to Executive:	Bernard E. DeLury, Jr. 807 Sterling Place Brigantine, NJ 08203

          13.    Waiver.

        Either party's failure to enforce any provision(s) of this Agreement shall not in any way be construed as a waiver of any such provision(s) as to any future violations(s) thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative, and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to him or it under the circumstances.

        14.  Governing Law.

        This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Nevada, without reference to such State's principles of conflict of laws.

        15.  Tax Withholding.

        Notwithstanding anything the to contrary set forth in this Agreement, the Company may withhold from amounts payable under this Agreement, all federal, state, local and foreign income and employment taxes that are required to be withheld by applicable laws or regulations.

        16.  Captions and Paragraph Headings.

        Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it,

        17.  Compliance Committee Approval

        Executive shall cooperate with requests for information, documentation or assurances from the Park Place Entertainment Corporation Compliance Committee during the term of this Agreement. In the event the Compliance Committee, in its absolute discretion, disapproves Executive's continued employment or determines that Executive's continued employment may adversely affect the licensing status of Employer or any of its parents, subsidiaries, affiliates, successors and assigns with any gaming or other regulatory agency, Employer shall have the right to immediately terminate this Agreement without further liability to Executive, other than for payment any accrued but unpaid portion of Base Salary through the date of termination.

        18.  Entire Agreement.

        This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and may not be modified or terminated orally. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARK PLACE ENTERTAINMENT CORPORATION "The Company"
By:	/s/ WALLACE R. BARR Wallace R. Barr, President and Chief Executive Officer
By:	/s/ BERNARD E. DELURY, JR. Bernard E. DeLury, Jr. ("Executive")

ANNEX 1

GENERAL RELEASE

        1.    I,                        , for and in consideration of certain payments to be made and the benefits to be provided to me under Paragraph 8 of my Employment Agreement dated as of                        , 200    (the "Employment Agreement") with Park Place Entertainment Corporation (the "Company"), and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the "Company"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with Park Place Entertainment Corporation to the date of these presents arising from or relating in any way to my employment relationship and the termination of my employment relationship with Park Place Entertainment Corporation, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. §621 et seq., Americans with Disabilities Act ("ADA"), 42 U.S.C. §2000e et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this General Release shall not apply to any entitlements under the terms of the Employment Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit.

        2.    Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims, I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        3.    I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on                        ,             and the Company has no obligation, contractual or otherwise to me to hire, rehire or re-employ me in the future. I acknowledge that the terms of the Employment Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

        4.    I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that this Agreement and General Release is made voluntarily to provide an amicable resolution of my employment relationship with the Company and the termination of the Employment Agreement.

        5.    I hereby certify that I have read the terms of this General Release, that I have been advised by the Company to discuss it with my attorney, and that I understand its terms and effects. I acknowledge, further, that I am executing this General Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Employment Agreement, which I acknowledge is adequate and satisfactory to me. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this General Release other than those contained herein.

        6.    I hereby acknowledge that I have been informed that I have the right to consider this General Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this General Release for a period of seven days following execution by giving written notice to the Company at 3930 Howard Hughes Parkway, Las Vegas, NV 89101, Attention: General Counsel.

        Intending to be legally bound hereby, I execute the foregoing General Release this            day of            , 200            .

Witness

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EMPLOYMENT AGREEMENT
ANNEX 1 GENERAL RELEASE